EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                             CONTACT:

Titanium Metals Corporation                        Mark A. Wallace
1999 Broadway, Suite 4300                          Executive Vice President
Denver, Colorado  80202                             and Chief Financial Officer
                                                  (303) 296-5615

                     TIMET ANNOUNCES SECOND QUARTER RESULTS

         DENVER, COLORADO . . . July 21, 2000 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) reported a loss before restructuring items for the second quarter of 2000 of $10.1 million, or $.32 per share, compared to a net loss in the second quarter of 1999 of $2.5 million or $.08 per share. The second quarter 2000 results also include net-of-tax restructuring credits of $.6 million, or $.02 per share, associated with revisions to previous estimates of such costs. Net loss for the second quarter of 2000 was $9.5 million, or $.30 per share.

         Sales of $108.8 million in the second quarter of 2000 were 15% lower than the year-ago period. This resulted principally from a 10% decline in average mill product selling prices offset by a 3% increase in sales volume. Ingot and slab sales volume increased 34% from year-ago levels, while average selling prices declined 4%. As compared to the first quarter of 2000, mill product sales volume in the second quarter of 2000 increased 7%, while average selling prices decreased 6%. Ingot and slab sales volume in the second quarter of 2000 increased 53% compared to the first quarter of 2000, while average selling prices decreased 4%. TIMET's backlog at the end of June 2000 was approximately $160 million, compared to $185 million at the end of March 2000. Backlog at the end of June 1999 was $240 million.

         J. Landis Martin, Chairman, President and CEO of TIMET said, "We believe our business in the second quarter continued to be adversely impacted by an excess supply of titanium inventory throughout the aerospace industry supply chain. Although there appears to be signs that this situation is abating in selected products, the competitive environment has continued to result in a softening of selling prices. Current indications are that sales and operating margins, before special items, will be slightly lower for the balance of 2000 compared to the first half of this year. We are continuing our efforts to increase sales and reduce costs wherever possible".

         Regarding our previously reported lawsuit against The Boeing Company, Boeing recently filed its answer to TIMET's complaint denying substantially all of TIMET's allegations and making certain counterclaims against TIMET. TIMET believes such counterclaims are without merit and intends to vigorously defend against such claims. Since April 2000, the Company and Boeing have been in discussions to determine if a settlement can be reached. Those discussions are on-going; however, no assurance can be given that a settlement will be achieved. Except in its quarterly conference calls, the Company does not plan to comment on the Boeing lawsuit or the status of any settlement discussions in the absence of a material development.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve substantial risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of The Boeing Company and other aerospace manufacturers under their long-term purchase agreements with the Company, global economic conditions, global productive capacity for titanium, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

         As previously announced, TIMET will host a conference call to discuss its second quarter results on Friday, July 21, 2000 at 11:00 AM (EDT). On the conference call will be J. Landis Martin, Chairman, President and Chief Executive Officer, and Mark Wallace, Chief Financial Officer. Participants can access the call by dialing 1-800-450-0785 (domestic) and 612-332-0802 (international).

         TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.

                                    o o o o o
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                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                                         Quarters Ended                    Six Months Ended
                                                                            June 30,                           June 30,
                                                                 -------------------------------     -----------------------------
                                                                     1999              2000              1999            2000
                                                                     ----              ----              ----            ----

Net sales                                                           $ 127.6          $ 108.8           $ 261.7          $ 213.5
Cost of sales                                                         113.6            107.6             235.8            215.6
Selling, administrative and development costs                          12.6             11.2              25.4             22.5
Other expense                                                            .4               .4                .9               .4
Restructuring charge (credit)                                             -              (.9)                -              2.8
                                                                 --------------    -------------     -------------    ------------

     Operating income (loss)                                            1.0             (9.5)              (.4)           (27.8)
General corporate income                                                 .8              1.1               1.7              3.6
Interest expense                                                        1.7              2.0               3.0              4.2
                                                                 --------------    -------------     -------------    ------------

     Pretax income (loss)                                                .1            (10.4)             (1.7)           (28.4)
Income tax benefit                                                        -             (3.6)              (.6)           (10.0)
Minority interest - Convertible Preferred Securities,
  net of tax                                                            2.2              2.2               4.4              4.4
Other minority interest                                                  .4               .5                .9               .9
                                                                 --------------    -------------     -------------    ------------

Loss before extraordinary item                                         (2.5)            (9.5)             (6.4)           (23.7)
Extraordinary item - early
  extinguishment of debt, net of tax                                      -                -                 -              (.9)
                                                                 --------------    -------------     -------------    ------------

     Net loss                                                       $ (2.5)            $(9.5)           $ (6.4)          $(24.6)
                                                                 ==============    =============     =============    ============

Basic and diluted loss per share:
     Before extraordinary item                                      $ (.08)            $(.30)           $ (.20)          $(.76)
     Extraordinary item                                                  -                 -                 -            (.03)
                                                                 --------------    -------------     -------------    ------------

                                                                    $ (.08)            $(.30)           $ (.20)          $(.79)
                                                                 ==============    =============     =============    ============
Basic and diluted weighted
  average shares outstanding                                           31.4             31.4              31.4            31.4

Mill product shipments:
     Volume (metric tons)                                              2,800            2,890            5,800           5,590
     Average price ($ per kilogram)                                  $ 35.00           $28.65          $ 34.75          $29.70
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